Fawzy Joins Woodward as General Counsel

FORT COLLINS, CO -- 06/19/2007 -- Woodward Governor Company (NASDAQ: WGOV) announced that A. Christopher Fawzy, 37, has joined the company as Vice President, General Counsel and Corporate Secretary. Mr. Fawzy will report to Bob Weber, Chief Financial Officer and Treasurer.

Mr. Fawzy will direct Woodward's global legal and compliance affairs, including commercial agreements, litigation, intellectual property strategy, corporate governance, and securities compliance.

"Chris is an excellent addition to the Woodward team. He brings with him a wide range of experience, both from the legal and business perspectives," said Mr. Weber. "Bringing Chris on board allows us to more effectively address our continuing growth and focus on our needs as we increase in global complexity."

Mr. Fawzy joins Woodward from Mentor Corporation in California, a medical device company, where he served as Vice President, General Counsel and Secretary.

While at Mentor, Mr. Fawzy negotiated significant transactions including U.S. and international acquisitions and divestitures and other material agreements, supervised litigation, and was responsible for corporate governance and legal compliance.

Woodward President and Chief Executive Officer Tom Gendron said, "We are extremely pleased to have a person of Chris' caliber at Woodward. With his expertise, Chris will be a valuable asset as we pursue our strategic growth goals."

Before joining Mentor in 2001, Mr. Fawzy was in private practice as a commercial litigator. He holds a bachelor's degree in Economics from the University of Illinois and a Juris Doctorate from Northern Illinois University College of Law.

About Woodward

Woodward is the largest independent designer, manufacturer, and service provider of energy control and optimization solutions for aircraft engines, industrial engines and turbines, and power equipment packages. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado, USA and serves global markets in aerospace, power generation, transportation, and process industries. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general, and other forward-looking statements such as our continuing growth, increase in global complexity, and our pursuit of strategic growth goals, reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's filings with the Securities and Exchange Commission, including our Annual Report and Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007.

CONTACT:
Rose Briani-Burden
Business Communications
815-639-6282

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058